Exhibit 16




     May 9, 2002




     Office of the Chief Accountant
     Securities and Exchange Commission
     450 Fifth Street, N.W.
     Washington, D.C. 20549

     Dear Sir/Madam:

     We have read the statements made in paragraphs 4a (ii), 4a (iii) and 4a
     (iv) of Item 4, to be included in the Form 8-K/A jointly filed by Ohio Edison Company, The Cleveland Electric Illuminating Company, The Toledo Edison Company, Pennsylvania Power Company, and JCP&L Transition Funding LLC, dated May 9, 2002, to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.


     Very truly yours,




     Arthur Andersen LLP






     cc: Mr. Richard H. Marsh, Senior Vice President and Chief Financial Officer, FirstEnergy Corp.